UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-251911

REGISTRATION STATEMENT NO. 333-265840

UNDER

THE SECURITIES ACT OF 1933

CHINDATA GROUP HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 47 Laiguangying East Road,

Chaoyang District, Beijing, 100012

The People’s Republic of China

Tel: +86 400-879-7679

(Address of principal executive office)

Chindata Group Holdings Limited 2020 Share Option Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Chindata Group Holdings Limited (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statements:

i.

Registration Statement No.: 333-251911, filed with the Securities and Exchange Commission (the “Commission”) on January 6, 2021, with respect to a total of 16,624,054 Class A ordinary shares of the Registrant, par value $0.00001 per share, thereby registered pursuant to Chindata Group Holdings Limited 2020 Share Option Plan; and

ii.

Registration Statement No.: 333-265840, filed with the Commission on June 24, 2022, with respect to a total of 7,337,594 Class A ordinary shares of the Registrant, par value $0.00001 per share, thereby registered pursuant to Chindata Group Holdings Limited 2020 Share Option Plan.

On August 11, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BCPE Chivalry Bidco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and BCPE Chivalry Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). On December 18, 2023 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on December 20, 2023.

Chindata Group Holdings Limited

By:	/s/ Huapeng Wu
Name:	Huapeng Wu
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.